EXHIBIT 99.1

PACER INTERNATIONAL APPOINTS TWO NEW DIRECTORS,
ANNOUNCES ONE BOARD RETIREMENT

Concord, California, Sept. 26, 2002—Pacer International (NASDAQ: PACR), the non-asset based North American third-party logistics and freight transportation provider, announced the appointment of two new members of its board of directors.

Newly appointed are Robert S. Rennard, a former Ford Motor Company (NYSE: F) executive of more than 30 years, who retired from the company in 1996 as director for Worldwide Logistics and Distribution; and John P. Tague, most recently chief executive officer and president of ATA Holdings Corp. (NASDAQ: ATAH), parent company for American Trans Air, Inc. (ATA), the tenth largest airline in the United States.

The company also announced that Timothy J. Rhein, a former chief executive of global container operator APL Ltd., has retired from the Pacer International board after three years of service.

Rennard, who served Ford from 1962 to 1996, has held a number of other key positions for the auto company. These include chief operating officer for Autolatina, a joint venture between Ford and Volkswagen covering all automotive and credit company activities in Brazil and Argentina as well as automotive exports from those countries. Currently an independent consultant, Rennard served from 1996 to 1999 as a senior vice president with The Compass Group, a provider of consulting and executive search services located in Birmingham, Michigan. Rennard is a director and advisory board member of the privately-held automotive logistics companies TDS Logistics, Inc., of Canada, and JIT Logistics, Inc., of Brazil.

Tague served as ATA’s chief executive officer and president from 1997 to 2002, where he was the architect of a business strategy that enabled the airline to grow from $300 million in sales to $1.4 billion. From 1991 to 1995, Tague served as an executive vice president and then as president of ATA. He has also been associated in senior executive capacities with management consultant The Pointe Group from 1995 to 1997, and with Midway Airlines from 1985 to 1991. Tague is currently an independent consultant.

“Robert Rennard and John Tague bring a wealth of logistics and transportation experience to Pacer International’s board, and both are strategic thinkers who will contribute creatively to our future direction and growth,” said Don Orris, chairman and chief executive officer of Pacer International. He extended special appreciation to Tim Rhein on his retirement from the board. “Tim has played a key role in Pacer’s strategic direction as a North American service provider, and we will miss his counsel.”

ABOUT PACER INTERNATIONAL—Pacer International, a leading non-asset based North American third-party logistics provider, offers a broad array of logistics and other services to facilitate the movement of freight from origin to destination. Pacer International’s services include wholesale stacktrain services (cost-efficient, two-tiered rail transportation for containerized shipments), and retail trucking, intermodal marketing, freight consolidation and handling, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its business units Pacer Stacktrain and Pacer Global Logistics are headquartered in Concord, California and in Dublin, Ohio, respectively. Web site: www.pacer-international.com

CERTAIN FORWARD-LOOKING STATEMENTS:    This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the company’s current expectations and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the company’s leverage; regulatory changes affecting the company’s markets, operations, products and services; shifts in market demand and general economic conditions; as well as the other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including those set forth under the caption Risks Factors in the company’s prospectus dated June 12, 2002 relating to its initial public offering. In addition, the company has acquired businesses in the past and may consider acquiring businesses in the future that provide complementary services. There can be no assurance that the businesses that the company has acquired or may acquire in the future can be successfully integrated. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended.

###

MEDIA CONTACT:    Larry Yarberry, Pacer International CFO, tel. 925-887-1577 or lyarberry@pacerintl.com.